Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc. (205) 969-3755
tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS THIRD QUARTER RESULTS

Per Share Net Income of $0.21 and Normalized FFO of $0.33

Birmingham, AL – November 2, 2017 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2017 and recent highlights. The Company completed approximately $1.5 billion in hospital real estate investments during the quarter, growing its total of high yielding assets to more than $9 billion and further strengthening its position as the second largest owner of hospital beds in the country.

“This continues to be yet another exceptional year for MPT as we have successfully grown our assets by more than 30% year to date,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “Our accretive acquisitions contributed to a ten percent increase in Normalized FFO per share compared to the third quarter of 2016. The successful completion of the previously disclosed $1.5 billion Steward transaction ahead of schedule and our well-executed $1.4 billion bond offering together added significant value to our shareholders. Our portfolio continues to perform very well, as evidenced by the highly positive Adeptus outcome and our Texas and Florida hospitals, all of which continuously operated with minimal damage during Hurricanes Harvey and Irma.”

THIRD QUARTER AND RECENT HIGHLIGHTS

•	Net income of $0.21 and Normalized Funds from Operations (“NFFO”) of $0.33 in the third quarter both on a per diluted share basis;

•	Reorganized Adeptus Health (“Adeptus”) emerged from Chapter 11 Bankruptcy in early October resulting in the assumption by Adeptus of all MPT master leases and related agreements;

•	Entered into a binding agreement in September to acquire three MEDIAN rehabilitation hospitals in Germany for an aggregate purchase price of €80 million;

•	Previously announced completion of acquisition of the real estate interests in ten acute care hospitals and a behavioral health facility operated by Steward Health Care LLC (“Steward”) for $1.4 billion, along with a $100 million equity investment in Steward;

•	Previously announced completion of sale leaseback transactions of two German rehabilitation hospitals for €39.2 million to affiliates of MEDIAN, finalizing the acquisition of 20 hospitals for €215.7 million announced in 2016;

•	Previously announced September issuance of $1.4 billion of 5.000% Senior Notes due 2027 from an upsized public offering with net proceeds used to partially fund the Steward transaction and redeem all $350 million of existing 6.375% Senior Notes due 2022.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to NFFO, all on a basis comparable to 2016 results. In addition, a reconciliation of pro forma total gross assets to total assets is included in the financial tables accompanying this press release.

PORTFOLIO UPDATE

In the third quarter, and as previously disclosed, MPT completed approximately $1.5 billion in real estate acquisitions and entered into definitive agreements to acquire for €80 million three rehabilitation hospitals in Germany currently owned and operated by MEDIAN. Completion of the German transactions is conditioned upon the waiver by local municipalities of certain statutory preemption rights and approval by German anti-trust authorities.

After closing of the pending transactions, the Company expects to have pro forma total gross assets of approximately $9.4 billion, including $6.5 billion in general acute care hospitals, $2.0 billion in inpatient rehabilitation hospitals, and $0.4 billion in long-term acute care hospitals. This pro forma portfolio includes 275 properties representing more than 32,000 licensed beds in 29 states and in Germany, the United Kingdom, Italy and Spain. The properties are leased to or mortgaged by 30 hospital operating companies.

In late September, the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, confirmed the Third Amended Joint Plan of Reorganization for Adeptus, which included the assumption by Adeptus of all MPT leases and related agreements. On October 2, 2017, the reorganized Adeptus, owned by affiliates of Deerfield Management Company, emerged from Chapter 11 Bankruptcy. Adeptus remained fully current on all lease payments to MPT throughout the proceedings. As previously disclosed, MPT and Adeptus agreed to sever certain facilities from the master leases after which MPT will sell or re-lease the facilities; the Company expects no material impact from these transactions.

OPERATING RESULTS AND OUTLOOK

Net income for the third quarter of 2017 was $76.5 million (or $0.21 per diluted share), compared to $70.4 million (or $0.28 per diluted share) in the third quarter of 2016. Certain items in the third quarter of 2017 included $4.4 million in debt refinancing costs and $7.4 million of acquisition expenses. Net income for the third quarter of 2016 included an approximate $45 million net gain on the sale of real estate.

NFFO for the third quarter of 2017 increased 61% to $120.6 million compared with $75.1 million in the third quarter of 2016. Per share NFFO increased 10% to $0.33 per diluted share in the third quarter of 2017 compared with $0.30 per diluted share in the third quarter of 2016.

Based on recent capital markets transactions and management’s present investment, capital and operating strategies, management is updating its estimate of 2017 net income to a range from $0.84 to $0.86 per diluted share and 2017 NFFO to a range from $1.30 to $1.32 per diluted share.

The Company reaffirms its estimate of 2018 net income to a range from $1.02 to $1.06 per diluted share and 2018 NFFO to a range from $1.42 to $1.46 per diluted share. This estimate assumes no additional acquisitions or investments and no asset sales.

A reconciliation of NFFO guidance to net income is included with the financial tables accompanying this press release.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. These estimates may change if the Company acquires or sells assets, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from investments in tenant operations vary from expectations, or existing leases do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, November 2, 2017 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2017. The dial-in numbers for the conference call are 855-365-5214 (U.S.) and 440-996-5721 (international); both numbers require passcode 8287849. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through November 17, 2017. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S. and International callers, respectively. The replay passcode for both U.S. and international callers is 8287849.

The Company’s supplemental information package for the current period will also be available on the Company’s website under the “Investor Relations” section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; net income per share for 2017 and 2018; NFFO per share for 2017 and 2018; the sale or release of certain Adeptus facilities; the amount of acquisitions of healthcare real estate, if any; results from the potential sales, if any, of assets; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	September 30, 2017	December 31, 2016
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$5,795,286	$4,317,866
Mortgage loans	1,777,555	1,060,400
Net investment in direct financing leases	695,829	648,102

Gross investment in real estate assets	8,268,670	6,026,368
Accumulated depreciation and amortization	(418,880)	(325,125)

Net investment in real estate assets	7,849,790	5,701,243
Cash and cash equivalents	188,224	83,240
Interest and rent receivables	105,817	57,698
Straight-line rent receivables	166,142	116,861
Other assets	617,067	459,494

Total Assets	$8,927,040	$6,418,536

Liabilities and Equity
Liabilities
Debt, net	$4,832,264	$2,909,341
Accounts payable and accrued expenses	180,631	207,711
Deferred revenue	18,906	19,933
Lease deposits and other obligations to tenants	54,035	28,323

Total Liabilities	5,085,836	3,165,308
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 500,000 shares; issued and outstanding — 364,084 shares at September 30, 2017 and 320,514 shares at December 31, 2016	364	321
Additional paid in capital	4,330,495	3,775,336
Distributions in excess of net income	(468,473)	(434,114)
Accumulated other comprehensive loss	(35,165)	(92,903)
Treasury shares, at cost	(777)	(262)

Total Medical Properties Trust, Inc. Stockholders’ Equity	3,826,444	3,248,378
Non-controlling interests	14,760	4,850

Total Equity	3,841,204	3,253,228

Total Liabilities and Equity	$8,927,040	$6,418,536

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues
Rent billed	$110,930	$82,387	$311,140	$234,408
Straight-line rent	17,505	9,741	46,561	26,509
Income from direct financing leases	19,115	14,678	55,307	47,181
Interest and fee income	29,030	19,749	86,776	79,756

Total revenues	176,580	126,555	499,784	387,854
Expenses
Real estate depreciation and amortization	31,915	23,876	88,994	67,850
Impairment charges	—	(80)	—	7,295
Property-related	1,519	(93)	4,000	1,592
Acquisition expenses	7,434	2,677	20,996	6,379
General and administrative	15,011	12,305	43,287	35,821

Total operating expenses	55,879	38,685	157,277	118,937

Operating income	120,701	87,870	342,507	268,917
Interest expense	(42,759)	(40,262)	(120,498)	(121,132)
Gain on sale of real estate and other asset dispositions, net	18	44,616	7,431	61,294
Unutilized financing fees/debt refinancing costs	(4,414)	(22,535)	(18,794)	(22,539)
Other income (expense)	3,865	1,344	8,999	(2,674)
Income tax expense	(530)	(490)	(783)	(1,173)

Income from continuing operations	76,881	70,543	218,862	182,693
Loss from discontinued operations	—	—	—	(1)

Net income	76,881	70,543	218,862	182,692
Net income attributable to non-controlling interests	(417)	(185)	(1,013)	(683)

Net income attributable to MPT common stockholders	$76,464	$70,358	$217,849	$182,009

Earnings per common share—basic:
Income from continuing operations	$0.21	$0.29	$0.63	$0.75
Loss from discontinued operations	—	—	—	—

Net income attributable to MPT common stockholders	$0.21	$0.29	$0.63	$0.75

Earnings per common share—diluted:
Income from continuing operations	$0.21	$0.28	$0.63	$0.75
Loss from discontinued operations	—	—	—	—

Net income attributable to MPT common stockholders	$0.21	$0.28	$0.63	$0.75

Weighted average shares outstanding—basic	364,315	246,230	345,076	240,607
Weighted average shares outstanding—diluted	365,046	247,468	345,596	241,432
Dividends declared per common share	$0.24	$0.23	$0.72	$0.68

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
FFO information:
Net income attributable to MPT common stockholders	$76,464	$70,358	$217,849	$182,009
Participating securities’ share in earnings	(82)	(154)	(307)	(430)

Net income, less participating securities’ share in earnings	$76,382	$70,204	$217,542	$181,579
Depreciation and amortization (A)	32,618	24,374	90,744	69,181
Gain on sale of real estate	(18)	(44,515)	(7,431)	(67,168)

Funds from operations	$108,982	$50,063	$300,855	$183,592
Write-off of straight-line rent and other	—	—	1,117	3,063
Transaction costs from non-real estate dispositions	—	(101)	—	5,874
Acquisition expenses, net of tax benefit (A)	7,166	2,689	19,350	11,723
Impairment charges	—	(80)	—	7,295
Unutilized financing fees / debt refinancing costs	4,414	22,535	18,794	22,539

Normalized funds from operations	$120,562	$75,106	$340,116	$234,086
Share-based compensation	2,771	2,322	7,148	5,831
Debt costs amortization	1,609	1,902	4,748	5,799
Additional rent received in advance (B)	(300)	(300)	(900)	(900)
Straight-line rent revenue and other (A)	(20,869)	(11,733)	(55,732)	(33,766)

Adjusted funds from operations	$103,773	$67,297	$295,380	$211,050

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.21	$0.28	$0.63	$0.75
Depreciation and amortization (A)	0.09	0.10	0.26	0.29
Gain on sale of real estate	—	(0.18)	(0.02)	(0.28)

Funds from operations	$0.30	$0.20	$0.87	$0.76
Write-off of straight-line rent and other	—	—	—	0.01
Transaction costs from non-real estate dispositions	—	—	—	0.03
Acquisition expenses, net of tax benefit (A)	0.02	0.01	0.06	0.05
Impairment charges	—	—	—	0.03
Unutilized financing fees / debt refinancing costs	0.01	0.09	0.05	0.09

Normalized funds from operations	$0.33	$0.30	$0.98	$0.97
Share-based compensation	0.01	0.01	0.02	0.02
Debt costs amortization	—	0.01	0.01	0.02
Additional rent received in advance (B)	—	—	—	—
Straight-line rent revenue and other (A)	(0.06)	(0.05)	(0.16)	(0.14)

Adjusted funds from operations	$0.28	$0.27	$0.85	$0.87

(A)	Includes our share of real estate depreciation, acquisition expenses, and straight-line rent revenue from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Other income (expense)” line on the consolidated statements of income.
(B)	Represents additional rent received from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Fiscal Years 2017 and 2018 Guidance Reconciliation

(Unaudited)

	Fiscal Year 2017 Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$0.84	$0.86
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$0.84	$0.86
Depreciation and amortization	0.34	0.34
Gain on sale of real estate	(0.02)	(0.02)

Funds from operations	$1.16	$1.18
Other adjustments(2)	0.14	0.14

Normalized funds from operations	$1.30	$1.32

	Fiscal Year 2018 Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.02	$1.06
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.02	$1.06
Depreciation and amortization	0.40	0.40

Funds from operations	$1.42	$1.46
Other adjustments(2)	—	—

Normalized funds from operations	$1.42	$1.46

(1)	The 2017 and 2018 guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.
(2)	Includes acquisition expenses, write-off of straight line rent, transaction costs from non-real estate dispositions, impairment charges, unutilized fees/debt refinancing costs, and other.

Pro Forma Total Gross Assets

(Unaudited)

September 30, 2017
Total Assets	$8,927,040
Add:
Binding real estate commitments on new investments(3)	112,012
Unfunded amounts on development deals and commenced capital improvement projects(4)	86,227
Accumulated depreciation and amortization	418,880
Less:
Cash and cash equivalents	(188,224)

Pro Forma Total Gross Assets(5)	$9,355,935

(3)	Reflects post September 30, 2017 transactions and commitments, including one RCCH facility and three facilities in Germany.
(4)	Includes $63.9 million unfunded amounts on ongoing development projects and $22.4 million unfunded amounts on capital improvement projects and development projects that have commenced rent.
(5)	Pro forma total gross assets is total assets before accumulated depreciation/amortization, assumes all real estate binding commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded, and assumes cash on hand is fully used in these transactions. We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our binding commitments close and our other commitments are fully funded.